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EXHIBIT 23.1

Consent of Independent Auditors

        We consent to the incorporation by reference in this Registration Statement (Form S-8 No. 333-        ) pertaining to the Smurfit-Stone Container Corporation Non-Employee Director Deferred Compensation Plan for the registration of 150,000 shares of Smurfit-Stone Container Corporation's common stock of our report dated January 27, 2004 with respect to the consolidated financial statements and schedule of Smurfit-Stone Container Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
St. Louis, Missouri July 19, 2004

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  EXHIBIT 23.1